Exhibit 99.1

Investor/Media Contact:

Mark Francois

Senior Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

mfrancois@AlphatecSpine.com

ALPHATEC SPINE ANNOUNCES CONFERENCE CALL and BUSINESS UPDATE IN ADVANCE OF ATTENDANCE

at the 27TH ANNUAL NORTH AMERICAN SPINE SOCIETY (NASS) MEETING IN DALLAS, TEXAS

Update Provided on Third Quarter 2012 Revenue Results and Status of Phygen, LLC Transaction

CARLSBAD, CA, October 22, 2012 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., announced today a conference call and live webcast, scheduled for today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time, to provide a business update in advance of the Company’s attendance at the upcoming NASS meeting to be held on October 24th – 26th, 2012 in Dallas, Texas.

Conference call and webcast details for today are as follows:

Conference call: (ID# 48352833) - (877) 556-5251 for domestic callers and (720) 545-0036 for international callers.

Live webcast: Alphatec Spine website at www.AlphatecSpine.com, Investor Relations section. The webcast will be recorded and will remain available on Alphatec Spine’s website for at least 30 days.

On today’s conference call, the Company will provide an update on the following business topics:

•

Third quarter 2012 revenue is approximately $46.8 million, or $47.8 million on a constant currency basis, compared to $47.6 million reported in the third quarter of 2011. Total U.S. revenue is $31.0 million, driven by continued strong contributions from the Company’s Biologics business. International revenue is approximately $15.9 million, or $16.8 million on a constant currency basis, compared to $14.9 million reported in the third quarter of 2011, reflecting continued strong growth in Japan.

•

The acquisition of certain assets of Phygen, LLC is nearing completion. The required number of Phygen’s members have voted in favor of the transaction and both Phygen and Alphatec Spine have signed the Asset Purchase Agreement. Alphatec Spine anticipates closing the acquisition in the next few weeks.

Alphatec Spine will release its full third quarter results on November 1, 2012 at 1:05 p.m. Pacific Time / 4:05 p.m. Eastern Time. A conference call (ID# 46731968) and live webcast have been scheduled to discuss those results and is scheduled for 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing (877) 556-5251 for domestic callers and (720) 545-0036 for international callers. The live webcast will be available online from the investor relations section of the Alphatec Spine website at www.AlphatecSpine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website for at least 30 days.

-more-

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq: ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven products that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its affiliate, Scient’x S.A.S., via a direct sales force in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa. In Latin America, the Company conducts its business through its subsidiary, Cibramed Produtos Medicos. In Japan, the Company markets its products through its subsidiary, Alphatec Pacific, Inc. In the rest of Asia and Australia, the Company sells its and Scient’x’s products through its and Scient’x’s distributors.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include references to Alphatec Spine’s third quarter 2012 revenue; and the closing of the Phygen, LLC acquisition. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the uncertainty of success in licensing or developing and commercializing new products or products currently in Alphatec Spine’s pipeline; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community including Alphatec’s Biologics products; failure to successfully implement streamlining activities to create anticipated operational savings; failure to successfully begin in-house manufacturing of certain products; failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process; Alphatec Spine’s ability to develop and expand its U.S. and/or global revenues, including international revenues, particularly in Japan; continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; Alphatec Spine’s ability to compete with other competing products and with emerging new technologies; product liability exposure; failure to meet all financial obligations in the Cross Medical Settlement or its credit agreement; patent infringement claims and claims related to Alphatec Spine’s intellectual property or products sold by Alphatec Spine. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2011, filed on March 5, 2012 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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